EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-74874) and Form S-8 (Nos. 33-22346, 33-24846, 33-49109, 33-60305, 333-27903, 333-62663, 333-79575, 333-32516, 333-36208, 333-37740, 333-39708, 333-106411, 333-115717 and 333-128445) of Alcoa Inc. and its subsidiaries of our reports dated February 17, 2006, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the discontinued operations discussed in Note B, as to which the date is January 15, 2007, relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 8-K.

/s/ PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania

January 15, 2007